Exhibit 5.1

October 31, 2014

DryShips Inc.

109 Kifisias Avenue and Sina Street

151 24 Marousi

Athens, Greece

Re:	DryShips Inc.

Ladies and Gentlemen:

We have acted as counsel to DryShips Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 3, 2013, as thereafter amended or supplemented, with respect to the public offering by the Company (the “Offering”) of 250,000,000 common shares to be offered by the Company (the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

DryShips Inc.

October 31, 2014

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Securities have been duly authorized and validly issued and are fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

Very truly yours,

/s/ Seward & Kissel LLP